Exhibit 7

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF, UNLESS IN ACCORDANCE WITH THE FOREGOING SECURITIES LAWS AND WITH THE TERMS HEREOF.

PROMISSORY NOTE

$15,000,000.00	December 30, 2009

FOR VALUE RECEIVED, Dynavax Technologies Corporation, a Delaware corporation (“Obligor”), promises to pay to Symphony Dynamo Holdings LLC, a Delaware limited liability company (“Payee”), in lawful money of the United States of America, the principal sum of Fifteen Million Dollars ($15,000,000.00).

This Promissory Note (this “Note”) has been executed and delivered pursuant to and in accordance with the terms and conditions of that certain Amended and Restated Purchase Option Agreement, dated as of the date hereof, by and among Obligor, Payee and the other parties thereto (the “Agreement”) and is subject to the terms and conditions of the Agreement. Capitalized terms used in this Note without definition shall have the respective meanings set forth in the Agreement.

1.  PAYMENTS

1.1  MATURITY DATE

The principal amount of this Note shall be due and payable on December 31, 2012 (the “Maturity Date”).

1.2  INTEREST

The principal amount of this Note shall not bear interest.

1.3  MANNER OF PAYMENT

At the option of Obligor, the principal amount of this Note shall be paid in (i) cash, (ii) Dynavax Common Stock, or (iii) any combination thereof. In the event Obligor elects to pay all or a portion of the outstanding principal amount of this Note using Dynavax Common Stock, in addition to any payment of cash by Obligor to Payee, Obligor shall issue to Payee on the date of such payment the number of shares of Dynavax Common Stock (rounded up to the nearest whole number) equal to (a) (i) an amount equal to the portion of the outstanding principal amount of this Note to be repaid using Dynavax Common Stock, divided by (ii) the average closing price of Dynavax Common Stock, as reported by the NASDAQ Global Market, or other national exchange that is the primary exchange on which Dynavax Common Stock is then listed, for the thirty (30) trading days immediately preceding (but not including) the second trading day prior to the date of such payment multiplied by (b) 1.15.

All Dynavax Common Stock issued to Payee pursuant to the foregoing shall be registered pursuant to a registration statement filed concurrently with the issuance of such Dynavax Common Stock in accordance with that certain Amended and Restated Registration Rights Agreement by and between the Obligor and Payee of even date herewith. In the event that such Dynavax Common Stock is not registered in accordance with the foregoing, Dynavax shall make all payments of principal hereunder in cash.

All payments in cash on this Note shall be made by wire transfer of immediately available funds to an account designated by Payee in writing or in such other manner as may be agreed to by the parties in writing.

1.4  PREPAYMENT

Obligor may, without premium or penalty, at any time and from time to time, prepay in cash all or any portion of the outstanding principal balance due under this Note.

2. DEFAULTS

2.1  EVENTS OF DEFAULT

The occurrence of any one or more of the following events with respect to Obligor shall constitute an event of default hereunder (“Event of Default”):

(a)	If Obligor shall fail to pay when due any payment of principal on this Note.

(b)       If Obligor shall (i) apply for or consent to the appointment of a receiver, trustee or liquidator for itself or any of its assets or properties, (ii) admit in writing its inability to pay its debts as they mature, (iii) make a general assignment for the benefit of creditors, (iv) be adjudicated as bankrupt or insolvent, (v) file a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or any answer admitting the material allegations of a petition filed against it in any proceeding under any such law or if action shall be taken by Obligor for the purpose of effecting any of the foregoing, (vi) have commenced against it any case, proceeding or other action of a nature described in (i) through (v) above which remains undismissed for a period of 60 days or (vii) take or be subject to any action similar to those specified in clauses (i) through (vi) in any jurisdiction;

(c)       If an order, judgment or decree shall be entered with respect to Obligor or all or a substantial part of the assets of Obligor, appointing a receiver, trustee or liquidator of Obligor, or any similar order, judgment or decree shall be entered or appointment made in any jurisdiction, and such order, judgment or decree or appointment shall continue unstayed and in effect for a period of 60 days.

(d)       If (i) Obligor shall consolidate or merge with, or sell, lease or otherwise transfer (in a single transaction or series of related transactions) all or substantially all of its assets to, any other Person or (ii) any Subsidiary of Obligor that has assets representing all or substantially all of the assets of Obligor and its Subsidiaries, taken as a whole, shall consolidate or merge with, or sell, lease or otherwise transfer (in a single transaction or series of related transactions) all or substantially all of its assets to, any other Person (other than Obligor or another Subsidiary thereof).

(e)	If Obligor shall dissolve, be liquidated or wound up for any reason.

2.2  NOTICE BY MAKER

Obligor shall notify Payee in writing within five Business Days after the occurrence of any Event of Default in accordance with Section 13 of the Agreement.

2.3  REMEDIES

Upon the occurrence of an Event of Default under clause (a) of Section 2.1, and at any time thereafter during the continuance of such Event of Default, Payee may declare the unpaid principal balance of this Note to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Note so declared to be due and payable shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Obligor; and upon the occurrence of an Event of Default under clauses (b), (c), (d) or (e) of Section 2.1, the unpaid principal balance of this Note shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Obligor. Obligor shall pay all reasonable documented costs and expenses incurred by or on behalf of Payee in connection with Payee’s exercise of any or all of its rights and remedies under this Note, including, without limitation, reasonable attorneys’ fees.

3.  MISCELLANEOUS

3.1  WAIVER

The rights and remedies of Payee under this Note shall be cumulative and not alternative. No waiver by Payee of any right or remedy under this Note shall be effective unless in a writing signed by Payee. Neither the failure nor any delay in exercising any right, power or privilege under this Note will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege by Payee will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right of Payee arising out of this Note can be discharged by Payee, in whole or in part, by a waiver or renunciation of the claim or right unless in a writing signed by Payee; (b) no waiver that may be given by Payee will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on Obligor will be deemed to be a waiver of any obligation of Obligor or of the right of Payee to take further action without notice or demand as provided in this Note. Obligor hereby waives presentment, demand, protest and notice of dishonor and protest.

3.2  NOTICES

Any notice required or permitted to be given hereunder shall be given in accordance with Section 13 of the Agreement.

3.3  SEVERABILITY

If any provision in this Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Note will remain in full force and effect. Any provision of this Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

3.4  GOVERNING LAW

This Note shall be governed and construed in accordance with the laws of the State of New York.

3.5  CONSENT TO JURISDICTION

Any claim arising out of or relating to this Note or the transactions contemplated hereby may be instituted in any New York State court, Delaware State court or federal court of the United States of America sitting in the The City of New York, borough of Manhattan or Wilmington Delaware, and any appellate court from any jurisdiction thereof, and each party agrees not to assert, by way of motion, as a defense or otherwise, in any such claim, any claim that it is not subject personally to the jurisdiction of such court, that the claim is brought in an inconvenient forum, that the venue of the claim is improper or that this Note or the subject matter hereof may not be enforced in or by such court. Each party further irrevocably submits to the jurisdiction of such court in any such claim. Any and all service of process and any other notice in any such claim shall be effective against any party if given personally or by registered or certified mail, return receipt requested, or by any other means of mail that requires a signed receipt, postage prepaid, mailed to such party as herein provided. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction.

3.6  WAIVER OF JURY TRIAL

EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS NOTE.

3.7  PARTIES IN INTEREST

This Note shall not be assigned or transferred by Payee without the express prior written consent of Obligor. Subject to the preceding sentence, this Note will be binding in all respects upon Obligor and inure to the benefit of Payee and its successors and assigns.

3.8  SECTION HEADINGS; CONSTRUCTION

The headings of Sections in this Note are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Note unless otherwise specified. All words used in this Note will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the words “hereof’ and “hereunder” and similar references refer to this Note in its entirety and not to any specific section or subsection hereof, the words “including” or “includes” do limit the preceding words or terms and the word “or” is used in the inclusive sense.

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IN WITNESS WHEREOF, Obligor has executed and delivered this Note as of the date first stated above.

DYNAVAX TECHNOLOGIES CORPORATION
By:	/s/ Michael S. Ostrach
Name: Michael S. Ostrach Title: Vice President and Chief Business Officer

Signature Page to the Promissory Note